FORM OF U.S. OFFER LETTER
Exhibit 10.2

[Date]
[Name]
[Address]

Dear [Name]:
I am very pleased to offer you this opportunity to join Celestica LLC (“Celestica”) in the position of Vice-President, [position title], reporting directly to me. I anticipate that your first day will be [] (“Start Date”). Although your work location will be [Insert], you will be required to travel for business purposes as needed to Celestica’s global sites, customer locations as well as our head office in Toronto, Canada.

All amounts in this letter are stated in U.S. dollars and subject to withholdings for tax and other payroll deductions.

●Your annual base salary will be [$] effective on your Start Date.
●You will be eligible for Celestica’s Team Incentive (“CTI”) plan, which pays 35% of annualized base salary at target (i.e., $). Payment is conditional on the achievement of corporate financial results. Personal achievements as reflected in your Individual Performance Factor (“IPF”) will also influence the overall payment determination. CTI payments are subject to an annual maximum of two times target (i.e., $). For your first year of employment with Celestica, your CTI payment will be prorated from your Start Date. CTI is paid annually in the February time frame based on the previous year’s business results. i.e., the [Insert] CTI payment will be paid to you in February [Insert].
●You will also be eligible for annual Long Term Incentive (“LTI”) grants based on a Board approved mix of Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”). Your [Insert] LTI grant (“[Insert] LTI”) will be [$] and will be granted to you in the first quarter of the year. The [Insert] LTI will be issued from, and subject to the terms and conditions of the Long Term Incentive Plan (“LTIP”) and/or Celestica Share Unit Plan (CSUP) and is comprised of 40% Restricted Stock Units (“RSUs”) (i.e., $) and 60% Performance Share Units (“PSUs”) (i.e., $). The amount of the LTI you will be awarded in subsequent years, as well as the mix of RSUs and PSUs, may vary and will be subject to approval by Celestica’s Board of Directors.

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●A brief description of the LTI vehicles is summarized below:
a)RSUs:
RSUs have a three-year term and are 100% time-based with one third vesting on each of the first two anniversaries of the grant and December 1st following the second anniversary.

b)PSUs:
PSUs have a three-year performance period beginning January 1 (year one) ending on December 31 (year three). Between 0% and 200% of the target award will vest on the third anniversary of the grant based on Celestica’s performance.

●Following your LTI grant, you will receive additional details in a grant agreement letter as well as instructions from Shareworks, our equity administrator.
●In recognition of the key role that you will be playing at Celestica and to acknowledge the importance of your immediate and future contributions to Celestica, you will receive a one-time special RSU Award with a grant value of [$] at target (“Special RSU Award”). This will be awarded to you on the first available grant date after your Start Date and the actual number of units that will be granted will be determined using the closing price of Celestica’s Common Shares on the day prior to the Special RSU Award grant date. The Special RSU Award will be issued from, and subject to the terms and conditions of the CSUP, except that it will vest [Insert]. You will receive additional details in a grant agreement letter as well as instructions from Shareworks.
●Celestica provides for paid-time away from work through a combined bank of Paid Time-off (PTO), which includes your vacation, personal choice days and sick/personal time. You will begin to earn PTO in your first pay check, based on your scheduled hours for each pay period. You will earn [Insert] weeks per year. In addition, the Company provides up to 10 paid statutory holidays each calendar year.
●Benefits will be provided in the same manner as for other U.S employees. Exclusive to our executives, you will receive the following enhanced benefits: (i) life insurance of three times your base salary to a maximum of $1.5 million and (ii) long term disability of 60% of your base salary to a maximum of $25,000 per month.
●As an executive, you will be entitled to participate in the Celestica 401(k) Plan and a Supplementary Executive Retirement Account (“SERP”). You will be entitled to a Celestica contribution to your retirement account of up to 8% of your total cash compensation (base salary plus actual CTI) depending on the level and timing of your contributions to the 401K Plan. Details will be made available to you following your Start Date.
●Also exclusive to our executives, you will be entitled to an annual executive medical examination through the Cleveland Clinic.

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●Celestica provides general guidelines related to the separation of our Vice President leaders. These guidelines apply to all Vice Presidents and you will be eligible under such guidelines in the event of your separation.
●Under Celestica’s Short Term Business Travel (STBT) Program, should your travel to Canada or to other certain countries that exceed the threshold for tax filings in those jurisdictions, Celestica will provide you with tax filing services. Additional details related to the STBT Program will be made available to you after your Start Date. As your travel is being conducted on behalf of the company, Celestica will bear the expense of any immigration and tax obligations arising from such travel.
●The Immigration Reform and Control Act of 1986 requires that employers verify identity and employment eligibility for each person that is hired.  On your first day of work, you will be required to complete a U.S. Government Employee Eligibility Verification Form (I-9) and provide documentation that will verify your identity and your employment eligibility.  Your employment with Celestica is contingent upon this compliance.  You will not be able to start work if you do not produce the acceptable document(s) on this day.  In addition, in order to establish your correct date of birth for benefits purposes, you will need to bring formal evidence of your birth date.  This is only the case if the document(s) you provide for the IRCA does not show your date of birth.
Celestica is committed to providing a safe and productive working environment.  Therefore, this offer is contingent upon successful completion of a drug screen and the required background verification as outlined in your Conditions of Employment. Upon acceptance of this offer, you will receive an email notification to go for your drug screening.

Confidentiality, Non-Competition and Non Solicitation
In light of your position, Celestica also requires the following acknowledgements and agreements:
(a)    (i)    that in the course of performing your duties and responsibilities with Celestica, you will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future, and contemplated products, services, operations and marketing techniques and procedures of Celestica and its subsidiaries and affiliates, including, without limitation, business plans, inventions, pending and undisclosed patents and patent applications, proprietary business methods and proprietary manufacturing operations, proprietary product and proprietary manufacturing information, know how, and information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of Celestica and its subsidiaries and affiliates (collectively, "Confidential Information"), the disclosure of any of which to competitors of Celestica or to the general public, or the use of same by you or any competitor of Celestica or any of its subsidiaries, would be highly detrimental to the interests of Celestica;

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(ii)    that in the course of performing your duties and responsibilities for Celestica, you will be a representative of Celestica to its customers, clients and suppliers and as such will have significant responsibility for maintaining and enhancing the goodwill of Celestica with such customers, clients and suppliers and would not, except by virtue of your employment with Celestica, develop a close and direct relationship with the customers, clients and suppliers of Celestica;
(iii)    that your services are extraordinary and unique;
(iv)    that Celestica has a proprietary interest in its customers and clients;
(v)    that you, as an executive of Celestica, owe fiduciary duties to Celestica, including the duty to act in the best interests of Celestica and to devote your full time and attention to Celestica business; and
(vi)    that Celestica has the right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill of Celestica and the right to the benefit of any relationships that develop between you and the customers, clients and suppliers of Celestica by virtue of your employment with Celestica and that these constitute proprietary rights of Celestica, that Celestica is entitled to protect.
(b)    In acknowledgement of the matters set out in (a) above from Celestica, you hereby agree that you will not, directly or indirectly, disclose to any person, or in any way make use of (other than for the benefit of Celestica) in any manner, any of the Confidential Information, provided that such Confidential Information shall be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure by you.
(c)    In acknowledgement of the matters set out in (a) above from Celestica, you hereby agree that you will not, during the term of your employment with Celestica and commencing on the date of termination of your employment with Celestica for a period equal to the lesser of twelve months, or the number of months equivalent to the number of months constituting your severance period if Celestica had terminated your employment without cause:
(i)    Either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder (unless passive investor) or in any other manner whatsoever, be involved with any company that Celestica deems to be a competitor at the time of your termination of employment, including but not limited to Flex Ltd., Benchmark Electronics, Plexus, Sanmina-SCI, Fabrinet and Jabil Circuits. During the same time period, you will not, within North America, carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit your name or any part thereof to be used or employed by or associated with, Flex Ltd., Benchmark Electronics, Plexus, Sanmina-SCI, Fabrinet and Jabil Circuits or other company that Celestica deems to be a competitor at the time of your termination of employment.

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(ii)    Be a party to or abet any solicitation of customers, clients, or suppliers of Celestica or any of its subsidiaries or associates, to transfer business from Celestica or any of its subsidiaries or associates to any other person, or seek in any way to persuade or entice any employee of Celestica or any of its subsidiaries or associates to leave that employment or to be a party to or abet any such action.
(iii)    Seek in any way to persuade or entice any employee of Celestica, its affiliates or any of its subsidiaries to leave that employment or to be a party to or abet any such action.
(d)    If any court determines that any provision contained herein including, without limitation, a restrictive covenant or any part thereof is unenforceable because of the duration or geographical scope of the provision or for any other reason, the duration or scope of the provision, as the case may be, shall be reduced so that the provision becomes enforceable and, in its reduced form, the provision shall then be enforceable and shall be enforced.
(e)    You acknowledge that your employment by Celestica and all compensation and benefits and potential compensation and benefits to you from such employment are and will be conferred by Celestica upon you in part because and on condition of your willingness to devote your full time and attention to Celestica business and to commit your best efforts and loyalty to Celestica, including protecting Celestica’s right to have its Confidential Information protected from non-disclosure by you and abiding by the confidentiality, non-competition and other provisions herein. You understand your duties and obligations as set forth herein and agree that such duties and obligations would not unduly restrict or curtail your legitimate efforts to earn a livelihood following any termination of your employment with Celestica. You agree that the restrictions contained herein are reasonable and valid and all defences to the strict enforcement thereof by Celestica are waived by you. You further acknowledge that irreparable damage would result to Celestica if the provisions of sections (b) and (c) are not specifically enforced, and agree that Celestica shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of sections (b) and (c).
(f)    The preceding covenants do not prohibit investment, up to a maximum of five percent (5%) of the outstanding shares, in a corporation whose shares are listed on a recognized stock exchange and which carries on a business similar to the business of Celestica.
Any employee who discloses the Company’s confidential information and documents without authorization, will render himself/herself liable to instant dismissal and/or legal action.

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Acceptance of Offer
By accepting this offer, you will be joining an expanding global business which needs the leadership and expertise that you possess. I believe that you will play an important role in the future growth and success of Celestica.
Feel free to contact me directly or [Insert] if you have any questions related to this offer.
I am extremely pleased to extend this offer to you for an important leadership role at Celestica and hope your decision is a positive one. This offer is valid until the end of business on [date].
Sincerely,

[Hiring Manager]

Copy:        [Insert]

I, [Name], accept this offer of employment on the terms and conditions set out in this offer letter.

_______________________________     _________________
[Name]                 (date)    Confirmed Start Date

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